SUPPLEMENT

TO

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held on June 27, 2017

The date of this Supplement is June 20, 2017

On May 17, 2017, Hill International, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 27, 2017, at 11:00 a.m. EDT, at Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania. As previously disclosed, the record date for determining the Company’s stockholders entitled to vote at the Annual Meeting has been fixed as the close of business on April 28, 2017. This Supplement supplements and amends the Proxy Statement in order to add information regarding Proposal 2 - Approval of the Company’s 2017 Executive Compensation Plan (the “Plan”).

After making the Proxy Statement available to stockholders, we were informed by Institutional Shareholder Services (“ISS”) that the proposal to amend and restate the Plan received an unfavorable recommendation as determined by ISS. On June 20, 2017, after consideration of the ISS recommendation, the Company determined to make the following revisions to the Plan:

•  Reduction of Shares Available under the Plan. The Plan is being amended to decrease the number of shares authorized for issuance under the Plan from 5,135,943 to 4,250,000 shares and decrease the number of shares available to be granted as an inducement to a Participant (as that term is defined in the Plan) without a one-year vesting period from 256,797 to 212,458 shares.

•  Holding Period Requirements. The Plan is being amended to add a new Section 16 to require that each Participant whose current position with the Company is classified in the table below must satisfy the following ownership guidelines prior to making any disposition of Covered Shares (as set forth in the Plan):

Title	Multiplier of Current Base Salary or Annual Cash Retainer (as applicable)
Directors	3x
CEO	6x
COO & CFO	2x
Other Executive Officers	1x

•  Clarification regarding Vesting upon Retirement. The Plan is being amended to clarify that Awards will not vest early due to a Participant’s retirement.

There are no other changes to the Plan as described in the Proxy Statement.

The Company’s board of directors recommends that you vote, or give instruction to vote, “FOR” the Plan, as so amended and restated.

Any vote “FOR” or “AGAINST” or “ABSTAIN” that has been previously made will be counted, respectively, as a vote “FOR” or “AGAINST” the Plan as described above and in the Proxy Statement. If any stockholder has previously voted and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later late in the manner set forth in the Proxy Statement.

Also, the Company has engaged InvestorCom Inc. to solicit proxies on behalf of the Company’s Board of Directors; the Company expects the cost of such solicitation will be $30,000.

A copy of this supplement to the Proxy Statement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated June 20, 2017, and filed with the SEC on June 20, 2017. A copy of the Plan was filed as Exhibit 10.1 to such Form 8-K and is incorporated herein by reference.